EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Formation Jurisdiction
Name

GenTek Financial Services Ltd.	Barbados
GenTek Holding, LLC	Delaware
General Chemical Performance Products LLC	Delaware
Fini Enterprises, Inc.	Texas
General Chemical LLC	Delaware
Inmobiliara GenTek, S.A. de C.V.	Mexico
General Chemical West LLC	Delaware
Waterside Urban Renewal Corporation	New Jersey
General Chemical Canada Holdings Inc.	Delaware
General Chemical Performance Products Ltd.	Ontario
Reheis Holdings Inc.	Delaware
Ilminster Company	Ireland
Reheis Ireland	Ireland
Reheis Overseas	Ireland
GenTek Technologies Marketing Inc.	Delaware
Balcrank Products Inc.	Delaware
GT Technologies Europe GmbH	Germany
Defiance, Inc.	Delaware
Precision Engine Products Ltda	Brazil
Defiance Precision Products Inc.	Ohio
Defiance Precision Products Management LLC	Delaware
Defiance Precision Products Manufacturing LLC	Delaware
Binderline Draftline, Inc.	Michigan
Defiance Kinematics Inc.	Delaware
Hy-Form Products, Inc.	Michigan
Toledo Technologies Inc.	Delaware
Toledo Technologies Management LLC	Delaware
Toledo Technologies Manufacturing LLC	Delaware
1279597 Ontario Inc.	Ontario
Sandco Automotive Ltd.	Ontario
Gentoma Holding Inc.	Delaware
Gentoma Corporation	Delaware
Cabletech Global Limited Partnership	Massachusetts
Gentoma Delaware Inc.	Delaware
Gentoma Company	Nova Scotia
Printing Developments, Inc.	Delaware
Vigilant Networks Canada Inc.	Ontario